BBX Capital, Inc. Reports Financial Results

For the Second Quarter of 2022

FORT LAUDERDALE, Florida – August 9,  2022 -- BBX Capital, Inc. (OTCQX: BBXIA) (PINK: BBXIB) (“BBX Capital” or the “Company”) reported today its financial results for the quarter ended June 30, 2022.

Selected highlights of BBX Capital’s consolidated financial results include:

Second Quarter 2022 Compared to Second Quarter 2021:

•	Total consolidated revenues of $83.7 million vs. $61.7 million
•	Income before income taxes of $16.6 million vs. $26.8 million
•	Net income attributable to shareholders of $10.5 million vs. $20.1 million
•	Diluted earnings per share of $0.68 vs $1.07

Balance Sheet as of June 30, 2022

•	Cash and cash equivalents of $118.1 million
•	Note receivable from Bluegreen Vacations Holding Corporation (NYSE: BVH) of $50.0 million
•	Total consolidated assets of $543.2 million
•	Total shareholders' equity of $331.4 million
•	Fully diluted book value per share of $20.41 (1)
(1)	Fully diluted book value per share is stockholders’ equity divided by the number of BBX Capital’s Class A and Class B common shares and unvested stock awards outstanding on June 30, 2022.

“We are generally pleased with our consolidated results for the second quarter, as many of our portfolio companies continued to rebound from the impact of COVID-19 on their businesses. In particular, BBX Capital Real Estate continued to benefit from market conditions for real estate in South Florida, which was highlighted by the monetization of its Altis Little Havana and Bayview joint ventures for profits significantly in excess of our original projections. In addition, IT’SUGAR continued to identify opportunities for growth by opening and executing lease agreements for new locations, including the execution of leases for two additional ‘candy department stores’ in high-traffic metropolitan locations that are expected to open in late 2022 / early 2023. However, inflationary pressures, supply chain disruptions, rising interest rates, high shipping costs, and global economic uncertainty continue to present challenges for all of our portfolio companies, with Renin being especially impacted by these issues, and we  remain focused on positioning our businesses to navigate the challenges of the current uncertain environment. At the same time, we are looking for ways to capitalize on potential opportunities for future growth across all of our businesses. As stated previously, we remain committed to our objective of achieving long-term growth and building shareholder value,” commented Jarett S. Levan, Chief Executive Officer and President of BBX Capital, Inc.

Additional Information

For more complete and detailed information regarding BBX Capital and its financial results, business, operations, investments, and risks, please see BBX Capital’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, which will be available on the SEC's website, https://www.sec.gov, and on BBX Capital’s website, www.BBXCapital.com, on August 9, 2022.

Financial Results

The following selected information relates to the financial results of the Company’s principal holdings: BBX Capital Real Estate, BBX Sweet Holdings, and Renin.

BBX Capital Real Estate -  Selected Financial Data

Selected highlights of BBX Capital Real Estate’s (“BBXRE”) financial results include:

Second Quarter 2022 Compared to Second Quarter 2021:

•	Revenues of $9.9 million vs. $13.5 million
•	Net profits from sales of real estate inventory to homebuilders of $4.9 million vs. $6.8 million
•	Equity in net earnings of unconsolidated real estate joint ventures of $19.2 million vs. $4.4 million
•	Recoveries from loan losses, net of $3.3 million vs. $1.1 million
•	Income before income taxes of $25.1 million vs. $11.9 million

BBXRE’s operating results for the quarter ended June  30, 2022 as compared to the same 2021 period reflect (i) an increase in equity in net earnings from unconsolidated real estate joint ventures primarily associated with sales activity in 2022, including the Altis Little Havana joint venture’s sale of its 224-unit multifamily apartment community, BBXRE’s sale of its equity interest in the Bayview joint venture, and the Marbella joint venture’s sale of single-family homes, and (ii) a net increase in recoveries from loan losses in the legacy asset portfolio. These increases were partially offset by (i) a  decrease in net profits from sales of lots to homebuilders at the Beacon Lake Community development due to a decrease in sales volume,  which reflects the accelerated sale of lots in the development in fiscal 2021, and (ii) an increase in selling, general, and administrative expenses primarily related to BBXRE’s newly established logistics real estate division.

Jarett Levan commented, “BBXRE’s operating results have thus far in 2022 continued to benefit from demand for single-family and multifamily housing in Florida.  In particular, BBXRE’s Altis Little Havana joint venture sold its Altis Little Havana community in June 2022, which was several years ahead of the joint venture’s originally planned sale of the community and resulted in profits that were significantly in excess of our original expectations. Further, in July 2022, BBXRE’s Altis Miramar East/West joint venture sold its Altis Miramar and Altra Miramar communities, and BBXRE received a $16.4 million cash distribution in connection with the closing of the transaction, which was also significantly higher than our original expectations. BBXRE also sold its investment in its Bayview joint venture, which owns a parcel of land in South Florida, for net cash proceeds of $8.8 million and generated a gain of $7.3 million from the sale of its investment. However, while BBXRE has benefited from market conditions for real estate in Florida and monetized many of its investments over the past year,  BBXRE expects that rising development costs and interest rates, as well as an overall decline in economic and market conditions, will result in challenges for BBXRE as it focuses on building its investment pipeline, including its planned expansion of its investments in multifamily rental apartment communities through the Altman Companies and the development of warehouse and logistics facilities through its recently established BBX Logistics Properties division. Although BBXRE does not expect its operating results to benefit from these growth efforts in the near term, we continue to believe that these efforts position BBX Capital for long-term growth.”

BBX Sweet Holdings - Selected Financial Data

Selected highlights of BBX Sweet Holdings’ financial results (2) include:

Second Quarter 2022 Compared to Second Quarter 2021:

•	Trade sales of $35.6 million vs. $10.2 million
•	Gross margin of $15.0 million vs. $3.6 million
•	Gross margin percentage of 42.1% vs. 35.7%

•	Selling, general and administrative expenses of $15.0 million vs $3.6 million
•	Loss before income taxes of ($0.2 million) vs. income before income taxes of $16.0 million
(2)

The Company deconsolidated IT’SUGAR on September 22, 2020 as a result of IT’SUGAR filing voluntary petitions under Chapter 11 bankruptcy and reconsolidated IT’SUGAR on June 17, 2021 as a result of IT’SUGAR emerging from bankruptcy. As a result, the Company’s statement of operations for the three months ended June 30, 2022 included IT’SUGAR’s results of operations for the full reporting period, while the Company’s statement of operations for the three months ended June 30, 2021 includes (i) IT’SUGAR’s results of operations from June 17, 2021 through June 30, 2021 and (ii) a $15.9 million non-cash gain recognized upon the reconsolidation of IT’SUGAR in June 2021.

BBX Sweet Holdings’ operating results for the quarter ended June 30, 2022 as compared to the same 2021 period primarily reflect (i) the recognition of a $15.9 million non-cash gain on the reconsolidation of IT’SUGAR in the Company’s financial statements in the 2021 period and (ii) an increase in an accrual related to long term incentive bonuses during the 2022 period. The decline in income before income taxes resulting from these factors was partially offset by (i) an overall increase in operating income associated with IT’SUGAR, as IT’SUGAR’s results of operations were included in the entire 2022 period but were only included in the 2021 period from June 17, 2021 through June 30, 2021, and (ii) a decrease in operating losses associated with Las Olas Confections and Snacks due to improved margins during the 2022 period as compared to the 2021 period primarily associated with price increases to customers and improved efficiencies in its manufacturing facility.

Jarett Levan commented, “In spite of various headwinds, including consumers being faced with significantly higher costs of living, IT’SUGAR’s results for the second quarter continued to reflect the recovery in its sales following the impact of the COVID-19 pandemic on its operations in 2020 and early 2021.  In particular, during the second quarter of 2022, IT’SUGAR’s comparable store sales were approximately 11% and 19% higher than the comparable periods in 2021 and 2019, respectively,  and its total revenues were approximately 17% and 44% higher than the comparable periods in 2021 and 2019, respectively (3).  Although IT’SUGAR remains focused on navigating the impact of increased costs throughout its business and expects that consumer demand may be impacted by increased costs of goods and a recessionary economic environment, we continue to be excited about IT’SUGAR’s opportunities for growth, including its ongoing efforts to establish itself as a ‘retailtainment’ experience in premier U.S. destinations. Thus far in 2022, IT’SUGAR has opened large format ‘pop-up’ retail locations in Chicago, Illinois and San Francisco, California, an Oreo Café in its ‘candy department store’ at Ala Moana Center in Honolulu, Hawaii, and three new or expanded locations. Further, it has also executed leases for various new and expanded locations, including two ‘candy department stores’ in high-traffic metropolitan areas, its first retail location in Canada, and a large format ‘pop-up’ retail location near Times Square in New York.”

(3)

Because IT’SUGAR’s results for the first half of 2021 and fiscal 2020 were significantly impacted by the COVID-19 pandemic, the Company has included a comparison of its results for the quarter ended June 30, 2022 to the comparable period in 2019 in order to provide a comparison to a period that was not impacted by the COVID-19 pandemic.

Renin - Selected Financial Data

Selected highlights of Renin’s financial results include:

Second Quarter 2022 Compared to Second Quarter 2021:

•	Trade sales of $35.1 million vs. $34.4 million
•	Gross margin of $0.8 million vs. $4.0 million
•	Gross margin percentage of 2.3% vs. 11.7%
•	(Loss) income before income taxes of ($3.9 million) vs. $0.8 million

Renin’s operating results for the quarter ended June 30, 2022 as compared to the same 2021 period reflect a decrease in Renin’s gross margin percentage primarily as a result of (i) increased costs of shipping, raw materials, and labor, (ii) delays in the implementation of price increases, and (iii) sales of slow-moving inventory at cost. In addition, Renin experienced (i) an increase in interest expense associated with an increase in the interest rates under its credit facility with TD Bank as a result of modifications to the facility in May 2022 and the impact of rising interest rates generally on Renin’s variable rate debt, and (ii) an increase in selling, general, and administrative expenses primarily due to higher labor costs, higher professional fees, and accrued severance expense associated with a former executive.

Jarett Levan commented, “Renin’s operating results for the second quarter continued to reflect the significant challenges resulting from global supply chain disruptions and delays, increased costs related to shipping and raw materials, and overall inflationary pressures. Further, Renin has recently experienced a decline in customer demand, which it believes is attributable to inflationary pressures, rising interest rates, and a shift in consumer spending away from home improvements as a result of the reopening of many portions of the economy. The adverse impact on Renin’s operating results for the quarter resulted in Renin failing to meet certain financial covenants under the terms of its credit facility with TD Bank, which had an outstanding balance of $37.9 million as of June 30, 2022. Renin is continuing to work to mitigate the impacts of many of the adverse factors affecting it through (i) price adjustments, (ii) the identification of alternative sources for products by diversifying its global supply chains and transferring the assembly of certain products from foreign suppliers to its own manufacturing facilities, and (iii) the consolidation of warehouse facilities. While Renin is hopeful that it will benefit from these efforts, we expect that Renin will continue to face challenges in 2022, which we anticipate will be exacerbated if inflationary pressures and economic uncertainty further impact consumer demand for its products.”

About BBX Capital, Inc.: BBX Capital, Inc. (OTCQX: BBXIA) (PINK: BBXIB) is a Florida-based diversified holding company whose principal holdings include BBX Capital Real Estate, BBX Sweet Holdings, and Renin. For additional information, please visit www.BBXCapital.com.

BBX Capital, Inc. Contact Info:

Investor Relations Contact:

Leo Hinkley, Managing Director, Investor Relations Officer

954-940-5300, Email: LHinkley@BBXCapital.com

Media Relations Contact:

Kip Hunter, Kip Hunter Marketing

954-303-5551, Email: kip@kiphuntermarketing.com

Forward-Looking Statements

This press release contains forward-looking statements based largely on current expectations of BBX Capital and its subsidiaries that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans, or other statements, other than statements of historical fact, are forward-looking statements and can be identified by the use of words or phrases such as “plans,” “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “our view,” “we see,” “would,” and words and phrases of similar import. The forward-looking statements in this press release are also forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and involve substantial risks and uncertainties. We can give no assurance that such expectations will prove to be correct. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. Forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. When considering forward-looking statements, the reader should keep in mind the risks, uncertainties, and other cautionary statements made in this release and in the Company’s reports filed with the Securities and Exchange Commission (“SEC”). The reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made. This press release also contains information regarding the past performance of the Company and its respective investments and operations. The reader should note that prior or current performance is not a guarantee or indication of future performance. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, and all such information should only be viewed as historical data. Future results could differ materially as a result of a variety of risks and uncertainties. Some factors which may affect the accuracy of the forward-looking statements apply generally to the industries in which the Company operates, including the residential and commercial real estate industry in which BBXRE develops, operates, manages, and invests in real estate, the home improvement industry in which Renin operates, and the sugar and confectionery industry in which BBX Sweet Holdings operates. Risks and uncertainties include risks relating to public health issues and general economic uncertainties, including, in particular, the COVID-19 pandemic, current inflationary trends, and rising interest rates.  It is not currently possible to accurately assess the expected duration and effects of the COVID-19 pandemic or the uncertain economic environment which create a number of risks that could adversely impact our businesses. These include impacts on (i) consumer demand, (ii) disruptions in global supply chains, (iii) employee absenteeism and a general labor shortage, (iv) disruptions in credit and capital markets, (v) customer retention, including our ability to maintain our relationships with large customers, and (vi) heighten cybersecurity risks. The duration and severity of the pandemic, current inflationary pressures, increasing interest rates, as well as the resulting adverse impact on economic and market conditions, are uncertain, and the Company may continue to be adversely impacted by these conditions in future periods. At this time we are also not able to predict whether the COVID-19 pandemic or the current economic conditions will result in prolonged changes in our customers’ behavior, which may include prolonged decreases in discretionary spending and reductions in demand for retail store and confectionery products, home improvement products or real estate, each of which would have a material adverse impact on our business, operating results and financial condition. In addition, current inflationary trends may adversely impact our results of operations. BBXRE has experienced a significant increase in commodity and labor prices, which has resulted in higher development and construction costs, and increasing interest rates may adversely impact demand for real estate and its developments, as well as its financing costs. IT’SUGAR has experienced an increase in the cost of inventory and freight, and Renin has experienced a significant increase in costs related to shipping and raw materials. The significant increase in Renin’s costs has impacted Renin’s ability to comply with the terms of its debt covenants, and it is anticipated that additional loan paydowns or the full repayment of its loan facility may be required.  These inflationary trends could have a material effect on the Company’s results of operations and financial condition if the Company is not able to increase prices to its customers to offset the increase in its costs.  The continuing effect of the COVID-19 pandemic, increasing interest rates, and other actions the Federal Reserve may take in response to inflationary pressures, as well as other factors, may cause a downturn in the economic environment, which may also have a significant adverse impact on the gross margins of the Company’s operating businesses, particularly if an economic downturn is prolonged in nature and impacts consumer demand, materially disrupts the supply chain for the Company’s operating businesses’ products and raw materials, delays the production and shipment of products and raw materials from foreign suppliers or increases shipping costs. Labor is one of the primary components of our expenses. A number of factors may adversely affect the labor force available to us or increase our labor costs, including labor shortages and increased employee turnover, federal unemployment subsidies, and other government regulations. A sustained labor shortage or increased turnover rates, whether caused by COVID-19, inflationary pressures, or as a result of general macroeconomic conditions or other factors could lead to increased costs, such as increased overtime pay to meet demand and increased wage rates to attract and retain employees, or negatively affect our operations or adversely impact our business and results. Further, any mitigation measures we take in response to a decrease in labor availability or an increase in labor costs may be unsuccessful and could have negative effects.

Reference is also made to the other risks and uncertainties described in BBX Capital’s Quarterly Report on Form 10-Q for the quarter ended June  30, 2022, which is expected to be filed on August 9, 2022, and then will be available on the SEC's website, https://www.sec.gov, and on BBX Capital’s website, www.BBXCapital.com, as well as BBX Capital’s Annual Report on Form 10-K for the year ended December 31, 2021 that was filed on March 16, 2022,  which is currently available on the SEC's website, https://www.sec.gov, and on BBX Capital’s website, www.BBXCapital.com.  The Company cautions that the foregoing factors are not exclusive, and that the reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

The following supplemental table presents BBX Capital’s Consolidating Statement of Operations (unaudited) for the three months ended June  30, 2022 (in thousands):

Revenues:	BBX Capital Real Estate	BBX Sweet Holdings	Renin	Other	Reconciling Items and Eliminations	Segment Total
Trade sales	$—	35,602	35,093	1,895	(5)	72,585
Sales of real estate inventory	8,737	—	—	—	—	8,737
Interest income	629	—	—	—	592	1,221
Other revenue	506	—	—	848	(204)	1,150
Total revenues	9,872	35,602	35,093	2,743	383	83,693
Costs and expenses:
Cost of trade sales	—	20,622	34,305	676	(5)	55,598
Cost of real estate inventory sold	3,878	—	—	—	—	3,878
Interest expense	—	222	776	—	(489)	509
Recoveries from loan losses, net	(3,289)	—	—	—	—	(3,289)
Selling, general and administrative expenses	3,362	14,982	4,273	1,658	5,786	30,061
Total costs and expenses	3,951	35,826	39,354	2,334	5,292	86,757
Operating income (losses)	5,921	(224)	(4,261)	409	(4,909)	(3,064)
Equity in net earnings of unconsolidated real estate joint ventures	19,154	—	—	—	—	19,154
Other income	5	6	—	—	92	103
Foreign exchange gain	—	—	357	—	—	357
Income (loss) before income taxes	$25,080	(218)	(3,904)	409	(4,817)	16,550

The following supplemental table presents BBX Capital’s Consolidating Statement of Operations (unaudited) for the three months ended June  30, 2021 (in thousands):

	BBX Capital Real Estate	BBX Sweet Holdings	Renin	Other	Reconciling Items and Eliminations	Segment Total
Revenues:
Trade sales	$—	10,198	34,378	1,956	—	46,532
Sales of real estate inventory	12,390	—	—	—	—	12,390
Interest income	500	36	—	—	1,131	1,667
Net gains on sales of real estate assets	204	—	—	—	—	204
Other revenue	438	—	—	575	(88)	925
Total revenues	13,532	10,234	34,378	2,531	1,043	61,718
Costs and expenses:
Cost of trade sales	—	6,556	30,362	649	—	37,567
Cost of real estate inventory sold	5,568	—	—	—	—	5,568
Interest expense	—	40	429	—	(175)	294
Recoveries from loan losses, net	(1,137)	—	—	—	—	(1,137)
Selling, general and administrative expenses	1,647	3,590	3,804	1,478	3,520	14,039
Total costs and expenses	6,078	10,186	34,595	2,127	3,345	56,331
Operating income (losses)	7,454	48	(217)	404	(2,302)	5,387
Equity in net earnings of unconsolidated real estate joint ventures	4,443	—	—	—	—	4,443
Other (expense) income	(28)	19	—	—	138	129
Gain on the consolidation of IT'SUGAR, LLC	—	15,890	—	—	—	15,890
Foreign exchange gain	—	—	976	—	—	976
Income (loss) before income taxes	$11,869	15,957	759	404	(2,164)	26,825

The following supplemental table presents BBX Capital’s Consolidating Statement of Operations (unaudited) for the six months ended June  30, 2022 (in thousands):

	BBX Capital Real Estate	BBX Sweet Holdings	Renin	Other	Reconciling Items and Eliminations	Segment Total
Revenues:
Trade sales	$—	64,959	68,581	4,800	(6)	138,334
Sales of real estate inventory	15,207	—	—	—	—	15,207
Interest income	1,174	—	—	—	1,196	2,370
Net gains on sales of real estate assets	1,329	—	—	—	—	1,329
Other revenue	1,022	—	—	1,293	(386)	1,929
Total revenues	18,732	64,959	68,581	6,093	804	159,169
Costs and expenses:
Cost of trade sales	—	38,995	66,079	1,535	(5)	106,604
Cost of real estate inventory sold	6,113	—	—	—	—	6,113
Interest expense	—	469	1,342	1	(767)	1,045
Recoveries from loan losses, net	(3,937)	—	—	—	—	(3,937)
Impairment losses	—	64	—	—	—	64
Selling, general and administrative expenses	5,760	27,657	8,933	3,657	11,418	57,425
Total costs and expenses	7,936	67,185	76,354	5,193	10,646	167,314
Operating income (losses)	10,796	(2,226)	(7,773)	900	(9,842)	(8,145)
Equity in net earnings of unconsolidated real estate joint ventures	20,686	—	—	—	—	20,686
Other (expense) income	(8)	878	—	2	215	1,087
Foreign exchange gain	—	—	168	—	—	168
Income (loss) before income taxes	$31,474	(1,348)	(7,605)	902	(9,627)	13,796

The following supplemental table presents BBX Capital’s Consolidating Statement of Operations (unaudited) for the six months ended June  30, 2021 (in thousands):

	BBX Capital Real Estate	BBX Sweet Holdings	Renin	Other	Reconciling Items and Eliminations	Segment Total
Revenues:
Trade sales	$—	15,180	73,069	4,197	—	92,446
Sales of real estate inventory	25,925	—	—	—	—	25,925
Interest income	975	36	—	—	2,306	3,317
Net gains on sales of real estate assets	309	—	—	—	—	309
Other revenue	836	—	—	1,005	(245)	1,596
Total revenues	28,045	15,216	73,069	5,202	2,061	123,593
Costs and expenses:
Cost of trade sales	—	10,384	63,018	1,058	—	74,460
Cost of real estate inventory sold	13,426	—	—	—	—	13,426
Interest expense	—	66	839	1	(322)	584
Recoveries from loan losses, net	(1,645)	—	—	—	—	(1,645)
Selling, general and administrative expenses	3,621	5,161	8,108	2,984	7,363	27,237
Total costs and expenses	15,402	15,611	71,965	4,043	7,041	114,062
Operating income (losses)	12,643	(395)	1,104	1,159	(4,980)	9,531
Equity in net earnings of unconsolidated real estate joint ventures	4,172	—	—	—	—	4,172
Gain on the consolidation of IT'SUGAR, LLC	—	15,890	—	—	—	15,890
Other (expense) income	(28)	45	—	(1)	176	192
Foreign exchange gain	—	—	496	—	—	496
Income (loss) before income taxes	$16,787	15,540	1,600	1,158	(4,804)	30,281